Exhibit 99.1

Callidus Software Inc. Announces Redemption of Outstanding Notes

PLEASANTON, CA, MAY 19, 2014 — Callidus Software Inc. (NASDAQ:CALD), a leading provider of sales and marketing effectiveness software, announced today it will exercise its right to redeem all of its outstanding 4.75% Convertible Senior Notes due 2016 (“Notes”) on June 18, 2014.

As of May 19, 2014, $14.2 million aggregate principal amount of the Notes were outstanding, which holders may elect to convert into an aggregate of approximately 1.8 million shares of Callidus Software Inc. (“Company”) common stock prior to the redemption date under the original terms of the Notes.

“Through redeeming our Convertible Notes, we are pleased with the return that the conversion premium provides to bond holders,” said Bob L. Corey, senior vice president and chief financial officer.  “The redemption demonstrates our confidence in our long-term prospects, our focus on enhancing shareholder value and significantly improves our balance sheet by reducing long-term debt.  We anticipate our bond holders will convert to shares.”

The Notes were originally issued in 2011 pursuant to an indenture between the Company and Wells Fargo Bank, N.A., as trustee.  The optional redemption feature allows the Company, any time on or after June 6, 2014, to redeem all or part of the Notes for cash if the last reported sale price per share of common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading-day period ending within five trading days prior to the date on which the Company provides notice of redemption. The redemption price will be 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest.

Please refer to the separate Notice of Optional Redemption available on the Investor Relations section of our website under Financial Releases for additional information.  Additional information relating to the procedure for redemption of the Notes may be obtained from Wells Fargo Bank, N.A. by calling toll free 1-800-344-5128.

Blog: www.calliduscloud.com/salespulse

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Web: www.calliduscloud.com

About CallidusCloud

Callidus Software Inc. (NASDAQ:CALD), doing business as CallidusCloud®, is the leading provider of sales and marketing effectiveness software. CallidusCloud enables organizations to accelerate and maximize their lead to money process with their complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation — driving bigger deals, faster.  Over 2000 leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals for more money in record time.  For more information, please visit www.calliduscloud.com.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including long-term prospects and bond holders conversion expectations, reflect management’s best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential disruption of customer purchase decisions resulting from global economic conditions, timing and size of orders, relative growth of our recurring revenue, potential decreases in customer spending, uncertainty regarding purchasing trends in the cloud software market, customer cancellations or non-renewal of maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, our ability to develop new products and services, increased competition or new entrants in the marketplace, potential impact of acquisitions and investments, changes in staffing levels, and other risks detailed in periodic reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K which may be obtained by contacting CallidusCloud’s Investor Relations department at 415-445-3238, or from the Investor Relations section of CallidusCloud’s website (http://www.calliduscloud.com/about-us/investor-relations/ ). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

©2014. Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, TrueComp Manager, ActekSoft, ACom3, iCentera, Webcom, Litmos, the Litmos logo, LeadFormix, Rapid Intake, 6FigureJobs and LeadRocket are trademarks, service marks, or registered trademarks of Callidus Software Inc.

Press Contact:

Linda Vejnoska

LEWIS PR for CallidusCloud

415-432-2400

calliduscloud@lewispr.com